Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”), dated as of October 25, 2005, is an amendment to that certain Employment Agreement (the “Agreement”) dated as of February 27, 2005, by and between i2 Technologies, Inc. (the “Company”) and Michael E. McGrath (the “Employee or CEO”). Undefined capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

In consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto hereby agree as follows:

Subject to the terms and conditions of the Agreement, the Company and Employee agree that to extend the term of this Agreement for one Renewal Term, commencing on January 1, 2007 and ending on December 31, 2007.

During the Renewal Term, the Employee shall be paid a Base Salary of $600,000, paid on a semi-monthly basis. The Employee shall also be entitled, for services performed during the Renewal Term, to an incentive payment at the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Bonus”).

In addition, in accordance with the Company’s 1995 Stock Option/Stock Issuance Plan, the Employee will be granted an option to purchase 700,000 shares (the “Option Shares”) of the Company’s common stock, par value $0.00025 (the “Common Stock”), at an exercise price equal to the fair market value of the Common Stock on October 25, 2005 (the “Renewal Term Grant Date”). The Option Shares will become vested and exercisable in seven (7) installments, provided the Employee is still employed by the Company as CEO on such dates, with (i) the first installment of 100,000 vesting on May 31, 2006, (ii) 100,000 shares vesting on August 31, 2006, (iii) 100,000 shares vesting on November 31, 2006, (iv) 100,000 share vesting on February 28, 2007, (v) 100,000 shares vesting on May 31, 2007, (vi) 100,000 shares vesting on August 31, 2007, and (vii) 100,000 shares vesting on November 30, 2007; provided however, if a successor Chief Executive Officer is hired by the Company during the Employment Term and the Employee becomes Chairman of the Board of the Company, the Company and Employee agree to negotiate in good faith a reduction in the number of unvested Options Shares that shall continue to vest in accordance with the foregoing vesting schedule.

In addition, the Company and Employee agree that in the event of a Corporate Transaction (as defined in both the i2 1995 Stock Option/Stock Issuance Plan and the 2001 Non-Officer Stock Option/Stock Issuance Plan, collectively, the “Plans”) occurs during the Employment Term, all unvested options granted to Employee pursuant to this Amendment that would have vested in the 180 days following the Corporate Transaction will accelerate and become immediately exercisable. As set forth in the Employment Agreement, in the event Mr. McGrath’s employment with the Company is terminated Without Cause, Mr. McGrath shall be entitled to thirty (30) days notice.

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment on and as of the day and year first above written.

i2 Technologies, Inc.

Robert Donohoo
Senior Vice President and General Counsel

Employee

Michael E. McGrath
President and Chief Executive Officer